Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

GASTAR EXPLORATION USA, INC.

I, the undersigned, for the purpose of creating and organizing a corporation into the Delaware General Corporation Law (the “DGCL”), certifies as follows:

1.	The name of the corporation is Gastar Exploration USA, Inc.

2.	The address of the registered office of the Company in the State of Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered agent is located in New Castle County.

3.	The nature of the business or purpose to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.	The Company is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock” and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this corporation is authorized to issue is 1,000 and each such share shall have no par value, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000 and each such share shall have a par value of $.01. The Preferred Shares may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

5.	The name of the incorporator is J. Russell Porter and his mailing address is:

1331 Lamar St., Suite 650

Houston, Texas 77010

6.	The names and mailing addresses of the initial directors, who shall serve until the first annual meeting of stockholders or until his successor is elected and has qualified, are as follows:

Name	Address
J. Russell Porter	1331 Lamar St., Suite 650
Houston, Texas 77010

The number of directors of the Company shall be as specified in, or determined in the manner provided in, the Bylaws of the Company. Election of directors need not be by written ballot. In furtherance of, and not in limitation of, the powers conferred by statute, the board of directors of the Company is expressly authorized to adopt, amend or repeal the Bylaws of the Company.

7.	Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

8.	To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

9.	The Company shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or Bylaws of the Company, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Company by this Certificate of Incorporation or any amendment hereof are subject to such right of the Company.

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I, the undersigned, do make this Certificate of Incorporation, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 24th day of May, 2011.

/s/ J. Russell Porter
J. Russell Porter President and Sole Director of Gastar Exploration USA, Inc.

SIGNATURE PAGE TO

DELAWARE CERTIFICATE OF INCORPORATION OF

GASTAR EXPLORATION USA, INC.